EXHIBIT 99.1

234 Ninth Avenue North Seattle, WA 98109	T 206-624-3357 F 206-624-6857 www.jonessoda.com

NEWS RELEASE

JONES SODA CO. ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

—Q1-03 operating expenses as a percentage of revenue improve to 34.7% vs. 44.2% last year—

—Q1-03 loss from operations improves to $49,846 vs. $322,534 in Q1-02—

—Q1-03 net loss improves to $72,028 vs. $315,575 in Q1-02—

May 1, 2003	Trading Symbol:	TSXVE:	JSD
		OTC:	JSDA

Seattle, Washington U.S.A. – Jones Soda Co. (the “Company” or “Jones”), today announced financial results for the first quarter ended March 31, 2003.

Revenue for the first quarter of fiscal 2003 was $3,860,620 compared to $3,973,554 for the first quarter of fiscal 2002. The loss was ($72,028), or ($0.00) per basic and diluted share, for the first quarter of fiscal 2003 versus a loss of ($315,575), or ($0.02) per basic and diluted share, for the same period last year.

For the three months ended March 31, 2003, revenue decreased 2.8% to $3,860,520 versus $3,973,554 for the first quarter ended March 31, 2002. In March 2002, the Company made a strategic decision to scale back from 7 to 4 geographic regions in order to allocate its resources to regions where distributors were more focused on Jones Soda products. Therefore the comparison in the first quarters is revenue from 7 regions for the quarter ended March 31, 2002 to revenue primarily from 4 regions for the quarter ended March 31, 2003.

Gross margin for the first quarter ended 2003 was 33.4% compared to 36.0% for the quarter ended March 31, 2002. Operating expenses as a percentage of sales improved significantly to 34.7% compared to 44.2% for the first quarter of 2002.

Peter van Stolk, President and C.E.O. commented, “We are extremely pleased to begin fiscal 2003 on a solid note. Our efforts to reduce costs resulted in a dramatic improvement in operating expenses as a percentage of sales during the first quarter. The strategic initiatives we implemented over the past year continue to produce positive momentum and we remain focused on our goal of long-term profitability.”

“We continue to witness a strengthening of the Jones brand in our core markets as we increase our penetration in key accounts such as QFC, Albertsons and Safeway,” stated Mr. van Stolk. “Importantly, we added an exciting new retail partner when we recently signed a 3-year agreement with Barnes & Noble for our Jones Naturals line that includes distribution in all 505 of their café stores throughout the United States. The opportunity to be associated with a major retailing force like Barnes & Noble is a tremendous step for Jones Soda Co. Going forward, we will look to build similar relationships as we expand our direct-to-retail business segment.”

Mr. Van Stolk concluded, “I now truly believe we have the right people and systems in place to take this Company to the next level. We move forward with a powerful portfolio of products and remain committed to executing a strategy that will result in long-term growth and profitability.”

Headquartered in Seattle, Washington, Jones Soda Co., manufactures its Jones Soda, Jones Naturals, Jones Energy and Whoopass brands and sells it through its distribution network in select markets across North America. A leader in the premium soda category, Jones is known for its innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers and everywhere you’d never expect to find a soda.

This press release contains forward-looking statements and projections concerning the Company’s plans, strategies, expectations, predictions and financial projections concerning the Company’s future activities and results of operations and other future events or conditions, and are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “anticipate,” “may,” “will,” “plan,” “intend,” “estimate,” “could,” and other similar expressions are intended to identify these forward-looking statements. In particular, statements in this release regarding potential growth opportunities, working capital and cash flow management, operational and expense controls, profitability and results of operations are forward looking. Statements in this press release, and elsewhere, that look forward in time or include anything other than historical information involve risks and uncertainties that may affect the Company’s actual results of operations. These statements by the Company are subject to certain risks, including, among others, future demand for Jones Soda, Jones Naturals and Whoopass, competition from other businesses providing similar products and the Company’s ability to successfully execute its business strategy. These and other risks and uncertainties are discussed in more detail in the Company’s periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, which are available at the SEC website at www.sec.gov.

JONES SODA CO.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited—$US)

	Three Months Ended March 31,
	2003	2002
Revenue	$3,860,620	$3,973,554

Cost of Goods Sold	2,569,854	2,541,449

Gross Profit	$1,290,766	$1,432,105

Gross Margin	33.4%	36.0%

Operating Expenses:
Promotion and Selling	862,425	1,106,833
General & Admin.	439,080	602,518
Dep’n & Amortization	39,107	45,288

	1,340,612	1,754,639

Loss from Operations	(49,846)	(322,534)

Other income (expense)	(22,236)	6,959

Earnings (loss)	$(72,082)	$(315,575)

Earnings (loss) per share:
Basic	$(0.00)	$(0.02)
Diluted	$(0.00)	$(0.02)

JONES SODA CO.

CONSOLIDATED BALANCE SHEET

(Unaudited—$US)

	Mar. 31, 2003	Mar. 31, 2002
ASSETS

Current Assets	$3,681,044	$5,176,224

Note Receivable	130,726	—

Deposits	29,464	—

Fixed Assets	525,445	641,077

Intangible Assets	99,959	141,272

	$4,466,638	$5,958,573

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities	$2,443,167	$2,917,978

Capital Lease Obligations	2,740	48,422

Deferred Revenue	292,043	187,500

Stockholders’ Equity	1,728,688	2,804,673

	$4,466,638	$5,958,573

For further information, contact:

Jennifer Cue, Jones Soda Co.

(206) 624-3357 or jencue@jonessoda.com

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